CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 591 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 28, 2016, relating to the financial statements and financial highlights of the Geneva Advisors Equity Income Fund, Geneva Advisors All Cap Growth Fund, Geneva Advisors International Growth Fund, Geneva Advisors Small Cap Opportunities Fund, and Geneva Advisors Emerging Markets Fund (collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended August 31, 2016, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
December 16, 2016